ENERGYNORTH, INC.
KEY EMPLOYEE PERFORMANCE AND
EQUITY INCENTIVE PLAN

     This Key Employee Performance and Equity Incentive Plan has been adopted on November 18, 1992 and amended as of October 1, 1995 by the Board of Directors of EnergyNorth, Inc. for the benefit of its key employees.

1.       DEFINITIONS.

    The following terms shall have the following meanings:

    1.1 "Award Agreement" shall mean the written agreement between the Company and a Key Employee setting forth the terms and conditions under which an Incentive Award is made.

    1.2      "Change of Control" shall mean:

         1.2.1     The acquisition by any individual, entity or group
                 (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the"Exchange Act") (a"Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control:(i)any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege),(ii) any acquisition by the Company,
                 (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corpora-tion controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i),(ii) and
                 (iii)of subparagraph 1.2.3 of this subsection are satisfied; or

         1.2.2 Individuals who, as of the date hereof, constitute the Board (the"Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of adop-tion of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        1.2.3 Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation,(i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common stock or Outstanding Company Voting Securities, as the case may
               be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

       1.2.4 Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or Such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

    1.3 "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

    1.4  "Company" shall mean EnergyNorth, Inc.

    1.5 "Deferred Retirement" shall have the same meaning as in the EnergyNorth, Inc. Retirement Plan for Salaried Employees dated January 4, 1984, as amended, restated, or replaced from time to time.

    1.6 "Early Retirement" shall have the same meaning as in the EnergyNorth, Inc. Retirement Plan for Salaried Employees dated January 4, 1984, as amended, restated or replaced from time to time.

    1.7  "Effective Date" shall mean November 18, 1992.

    1.8 "Extraordinary Items" shall mean those items of income or expense that are determined to be unusual or extraordinary and of a nature that would be inappropriate to affect incentive compensation in the Committee's sole judgment.

    1.9  "Forfeiture Period" shall have the meaning set forth in section 9.1 of the Plan.

    1.10 "Incentive Award" shall mean awards of cash and shares granted to Participants pursuant to the terms of the Plan.

    1.11 "Key Employees" shall mean those officers and employees of the Company whose performance and retention, in the judgment of the Committee, is of distinct importance to the operation and financial results of the Company.

    1.12 "Normal Retirement" shall have the same meaning as in the EnergyNorth, Inc.'s Retirement Plan for Salaried Employees dated January 1, 1984, as amended, restated, or replaced from time to time.

    1.13 "Participant" shall have the meaning set forth in Section 6 of the Plan.

    1.14 "Plan" shall mean the EnergyNorth, Inc. Key Employee
         Performance and Equity Incentive Plan.

    1.15 "Plan Year" shall mean the Company's fiscal year during each year of the term of the Plan, beginning with the fiscal year ending September 30, 1993.

    1.16 "Ratepayer Interests" shall have the meaning set forth subsection 7.2.1 of the Plan.

    1.17 "Salary Midpoint of the Market Interval" shall mean the midpoint between the minimum and maximum base salary within the salary range for a Key Employee, as such salary range may be established from time to time by the Board of Directors.

    1.18 "Shareholder Interests" shall have the meaning set forth in subsection 7.2.2 of the Plan.

    1.19 "Shares" shall mean shares of the Company's common stock, $1.00 par value, granted pursuant to Incentive Awards.

    1.20 "Share Award Date" shall have the meaning set forth in subsection 8.3 of the Plan.

2.       PURPOSE.

    The Plan is intended to compensate Key Employees based upon performance standards and objectives and to reward performance with share ownership in the Company so that Key Employees have a greater proprietary interest in the Company. The Plan is intended to provide for competitive, market-based total compensation for Key Employees comprised of base salary plus
incentive salary that is at risk.   By encouraging share
ownership, the Company seeks to attract, retain and motivate highly qualified Key Employees, and to align the interests of Key Employees with the interests of shareholders and ratepayers.

3.       TERM.

    The Plan was approved by the Company's Board of Directors on November 18, 1992 (the "Effective Date"), subject to approval by the Company's shareholders at the Company's February 3, 1993 annual meeting. The Plan shall expire ten years from the Effective Date on November 17, 2002.

4.       SHARES SUBJECT TO PLAN.

    The number of shares of the Company's $1.00 par value common stock that may be awarded under the Plan is 200,000.

5.       PLAN ADMINISTRATION.

    The Plan shall be administered by the Compensation Committee of the Company's Board of Directors. Members of the Committee shall not participate in the Plan. The Committee shall determine, subject to the express provisions of the Plan, the Key Employees to whom Incentive Awards will be granted, the performance criteria upon which Incentive Awards will be based in a Plan Year, and the terms and provisions (including amendments thereto) of the respective Award Agreements (which need not be identical), including such terms and provisions (and amendments) as shall be required in the judgment of the Committee to conform to any change in any applicable law or regulation. The Committee shall have full power to construe and interpret the Plan and to establish rules and regulations for its administration. The Committee's determination on the foregoing matters shall be by a majority of the Committee, and its determinations and decisions shall be final and binding upon all persons. Notwithstanding the foregoing or any other provision of the Plan, no Incentive Award shall be made by the Committee without the prior approval of a majority of the members of the Board of Directors of the Company who at the time are ineligible to participate in the Plan.

6.       ELIGIBLE EMPLOYEES.

    Incentive Awards may be granted to such Key Employees of the Company or its subsidiaries (including members of the Board of Directors who are also employees) as may be selected by the Committee (a "Participant").

7.       INCENTIVE AWARDS.

    The Plan allows Participants to earn a portion of their compensation based upon performance criteria established annually by the Committee.

    7.1 Percentage of Salary. Prior to or early in each Plan Year, the Committee shall establish the maximum amount of Incentive Awards to be awarded for the ensuing Plan Year, expressed as a percentage of each Participant's Salary Midpoint of the Market Interval.

    7.2  Performance Criteria.  Prior to the beginning of each Plan
         Year, the Committee shall establish the performance criteria upon which Incentive Awards for the ensuing Plan year will be based. The specific performance criteria selected by the Committee shall encompass the following general areas:

       7.2.1 Criteria directed at promoting efficiency of operations, controlling cost of service, improving costs measured against those of peer companies, and other operational criteria ("Ratepayer Interests");

       7.2.2 criteria directed at achieving income objectives, profitability, shareholder return and other financial performance criteria ("Shareholder Interests"); and

    7.3 Discretion. In addition to the performance criteria described above, a discretionary assessment of a Participant's individual contribution to Ratepayer Interests and Shareholder Interests shall be made. Such discretionary assessment shall be made by the Committee.

    7.4 Annual Establishment of Standards. The Committee shall establish performance standards in each general performance area and the relative weight, expressed as a percentage, given to each general performance area for each Plan Year. The specific performance criteria and the relative weight given to Ratepayer Interests, Shareholder Interests and the discretionary assessment shall be set forth in writing for each Plan Year and shall be attached as an Appendix of Annual Performance Criteria.

    7.5 Earnings Threshold. The Committee shall annually set earnings thresholds based upon a comparison of actual earnings of the Company for a Plan Year to (i) its forecasted earnings for that Plan Year and (ii) the amount of dividends paid during the Plan Year. No Incentive Awards shall be made by the Committee if Company earnings (adjusted for Extraordinary Items) in a Plan Year are below the threshold levels established for that year. The earnings thresholds for each Plan Year shall be set forth in the Appendix of Annual Performance Criteria.

8.       PAYMENT OF INCENTIVE AWARDS.

    Within a reasonable time after all necessary information is available to the Committee following each Plan Year, the Committee shall determine the amount of Incentive Award grants for the previous Plan Year in accordance with the provisions of the Plan and subject to the prior approval of a majority of the members of the Board of Directors of the Company who at the time are ineligible to participate in the Plan. Twenty-five percent of any Incentive Award will be awarded in the form of Shares, and the balance awarded in cash, subject to the terms and conditions set forth below.

    8.1  Payment of Cash Awards.  That portion of a Participant's
         Incentive Award payable in cash shall be paid as soon as practicable following the close of the Plan Year.

    8.2 Grant of Shares. Shares granted pursuant to an Incentive Award for a Plan Year shall be issued as follows:

        8.2.1 Shares shall be issued as compensation for employment, without payment of additional consideration;

       8.2.2 The number of Shares issued shall be determined by dividing an amount equal to twenty-five percent of a Participant's total Incentive Award by the average of the closing prices of the Company's common stock, as reported on the New York Stock Exchange, during the last ten trading days of the Plan Year to which the incentive Award applies; and

       8.2.3 the Shares shall be subject to certain transfer restrictions and risk of forfeiture in accordance with the terms of Section 9 of the Plan.

    8.3 Award Agreement. At the time that Shares are granted pursuant to an Incentive Award ("Share Award Date"), each Participant shall be required to execute an Award Agreement which shall provide, among other things, for escrow of Shares consistent with Section 10 hereof, forfeiture and nontransferability consistent with Section 9 hereof, such representations of the Participant as are appropriate in the Committee's discretion, and such other terms and provisions as are appropriate in the sole judgment of the Committee.

9.       RESTRICTIONS ON TRANSFER; FORFEITURE.

    Shares awarded pursuant to Incentive Awards shall be subject to forfeiture to the Company and shall not be transferred by a Participant for a period of three years from the Share Award
Date.

    9.1 Forfeiture. Shares shall be forfeited to the Company by a Participant if his or her employment is terminated within three years from the Share Award Date (the "Forfeiture Period"), provided, however, that a Participant's Shares shall not be forfeited for a termination of employment by reason of:

       9.1.1   the death of a Participant;

       9.1.2 the total disability of a Participant, as that term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended; and

       9.1.3 Early, Normal or Deferred Retirement from employment of a Participant.

    9.2 Nontransferability. For a period of three years from the Share Award Date, a Participant shall not sell, assign, convey, pledge or otherwise transfer any shares, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or by Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder. No shares shall be reached by, or be subject to, any legal, equitable or other process, including any bankruptcy proceeding,or be subject to the interference or control of creditors of a Participant, or in any other way or manner including execution, attachment or similar process except with the consent of the Company.

    9.3 Termination of Restrictions. The Forfeiture Period and the restrictions on transfer set forth in Sections 9.1 and 9.2 shall automatically terminate in the event of the death, disability (as defined in Section 9.1.2) or the later of Normal Retirement or Deferred Retirement of a Participant, or in the event of a Change of Control.

10.    ESCROW OF SHARES - RIGHTS AS SHAREHOLDER.

    10.1 Escrow. During the Forfeiture Period, the Shares shall be held in escrow by the Company or its agent pursuant to the terms of the underlying Award Agreement with a Participant. Certificates representing the Shares, together with executed stock powers to be used by the Company in the event of forfeiture or use of the Shares for payment of federal withholding tax, shall be deposited with the Company. The Company shall release the Shares held in escrow to a Participant (or a Participant's estate) upon the termination of the Forfeiture Period, subject to the terms of the Plan and the underlying Award Agreement.

    10.2 Participant Rights. Participants shall have all of the rights of a shareholder of the Company with respect to Shares registered in his or her name, during the Forfeiture Period, including the right to vote the Shares and receive dividends and other distributions paid with respect to the Shares.

11.      CORPORATE CHANGES.

    The Company's Board of Directors shall adjust the number of Shares subject to the Plan to give effect to any stock dividends, stock splits, stock combinations, recapitalizations, or other such changes in the Company's capital structure. The terms and conditions of the Plan shall apply to any other capital Shares of the Company and any other securities that may be acquired by a Participant as a result of a stock dividend, stock split, stock combination or exchange for other Company securities resulting from any recapitalization, reorganization or other transaction affecting Shares.

12.      TAX WITHHOLDING.

    Incentive Awards are subject to federal income tax withholding. In the case of the cash component of an Incentive Award, the Company shall withhold at the time of payment that amount of the cash award required to be withheld under the Internal Revenue Code of 1986, as amended, and the regulations thereunder. In the case of the Shares component of an Incentive Award, the Company shall withhold the applicable amount at the time that the Forfeiture Period terminates or at such earlier time as may be required by law, in the sole judgment of the Committee. If the Participant elects under Section 83 of the Internal Revenue Code of 1986, as amended, to accelerate the recognition of income attributable to the receipt of Shares, the Participant shall furnish the Company with a copy of such election form concurrently with filing with the Internal Revenue Service. The Participant shall, in the first instance, be required to pay the applicable amount to be withheld to the Company before the Shares are released from escrow. In the event that the Participant does not pay such withholding amount to the Company, the Company shall be entitled to offset any obligation that it may have to Participant, including salary or wage obligations, in any amount equal to such withholdings, or, at the option of the Company, the Company shall be entitled to pay such withholding by using that number of the Shares it will hold in escrow pursuant to Section 10 of this Plan sufficient to generate cash proceeds to it necessary to pay such withholding. The Participant's agreement to allow Company use of Shares for withholding shall be set forth in the underlying Award Agreement.

13.      TERMINATION OR AMENDMENT.

    Except as provided in Section 13.3 below, the Board of Directors may at any time suspend, reinstate, or terminate the Plan or make such changes in or additions to the Plan as it deems advisable without further action on the part of the shareholders of the Company, except:

    13.1 that no such termination or amendment shall adversely affect or impair any then issued and outstanding Shares without the consent of the Participant holding such Shares;

    13.2 that no such amendment which (a) materially increase the maximum number of Shares subject to this Plan; (b) materially increase the benefits accruing to Participants under the Plan;
         (c) remove the administration of the Plan from the Committee; or
         (d) materially modify the requirements as to eligibility for participation in the Plan may be made without first obtaining shareholder approval; and

    13.3 that in the event of a Change in Control, the Company may neither terminate the Plan nor reduce benefits under the Plan with respect to those individuals who are Participants as of the date of the Change in Control.

14.      EMPLOYMENT.

    Nothing in the Plan shall confer upon any employee the right to continue in the employ of the Company, and it is understood and agreed that all Key Employees are employees at will, except as may be provided in specific employment agreements.

15.      OTHER PLANS.

    The adoption of the Plan shall not affect any other compensation plan in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

16.      INDEMNIFICATION.

    In addition to other rights of indemnification as directors or otherwise, the members of the Committee shall at all times be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the assertion of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they, or any of them, may be a party by reason of any action taken or failure to act in connection with the Plan and against all amounts paid by them in settlement thereof approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment in any such action, suit or proceeding, provided that within sixty (60) days after institution of such action, suit or proceeding, the member shall make written offer to the Company to handle and defend the same at its own expense.

17.      SECTION 16 COMPLIANCE

    With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.